Board of Directors:
Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 1




















                             Exhibit 8


                              [Date]





Board of Directors:                                    Board of Directors:
Deposit Guaranty Corp.                                 Victory Bancshares, Inc.
One Deposit Guaranty Plaza                             5350 Poplar Avenue
210 East Capitol Street                                Memphis, TN 38119
Post Office Box 730
Jackson, Mississippi  39205-0730

         Re: The Federal Income Tax Consequences of Certain Matters Arising Under the Corporate Reorganization Provisions of the Internal Revenue Code of 1986, As Amended

Gentlemen:

         You have requested our opinion regarding the federal income tax consequences of the proposed merger of Victory Bancshares, Inc., a Tennessee corporation ("Victory"), with and into Deposit Guaranty Corp., a Mississippi corporation ("DGC"). The merger of Victory with and into DGC is hereinafter referred to as the "Merger." Unless otherwise noted, the capitalized terms herein shall have the same meaning ascribed to such terms in that certain Agreement and Plan of Merger By and Among DGC, Deposit Guaranty National Bank ("DGNB"), Victory and Victory Bank and Trust Company ("Victory Bank'), dated as of September 24, 1997 (the "Merger Agreement"). This opinion is rendered in satisfaction of the closing condition described in Section 6.01(c) of the Merger Agreement.

         We have examined and are familiar with the Merger Agreement, the Form S-4 Registration Statement filed by DGC with the United States Securities and Exchange Commission ("SEC") relating to the DGC stock to be issued in connection with the Merger, and which was declared effective on November 5, 1997 (the "Registration Statement"), and such other



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Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 2




documents as we have deemed sufficient to enable us to express our informed opinion. In rendering this opinion we have relied not only on such documents but also on the representations and statements of the parties to the proposed Merger, some of which are stated in the Certificates dated as of even date herewith and attached hereto as Exhibits "A" and "B" regarding certain matters addressed in this opinion, and the following factual information supplied by the parties to the Merger.

                  I.  BACKGROUND FACTS CONCERNING PARTIES TO THE MERGER

A.       Deposit Guaranty Corp.

         DGC was incorporated in 1968 under the laws of the State of Mississippi for the primary purpose of acting as a bank holding company for DGNB. DGC is registered as a bank holding company with the Federal Reserve System.

         DGC has an authorized capital structure consisting of 100,000,000 shares of no par value voting common stock ( the "DGC Common Stock"), 25,000,000 shares of no par value Class A voting preferred stock, and 25,000,000 shares of Class B, no par value, non-voting preferred stock. As of August 31, 1997, DGC had 40,802,301 shares of Common Stock issued and outstanding (adjusted for the two-for-one stock split in December, 1996) and no preferred stock outstanding. DGC is a publicly held company with over 6,000 shareholders of record as of August 31, 1997, and its stock is currently traded on the New York Stock Exchange. In addition, as of August 31, 1997, options to acquire approximately 701,670 shares (adjusted for the two-for-one stock split in December, 1996) of DGC Common Stock were outstanding.

         DGC and its subsidiaries are engaged only in the general banking business and activities closely related to banking, as authorized by the banking laws of the United States and the regulations issued pursuant thereto.

         The books of account of DGC are maintained on a calendar year basis and DGC computes its income under the accrual method of accounting. DGC is the parent of an affiliated group that, for federal income tax purposes, includes, among other entities, and DGNB.




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Board of Directors:
Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 3




B.       Victory Bancshares, Inc.

         Victory is a Tennessee bank holding company headquartered in Memphis, Tennessee; it is registered as a bank holding company with the Federal Reserve System. Victory commenced operations in 1989 for the purpose of holding all of the outstanding stock of Victory Bank (the "Victory Bank Common Stock"), which is the sole subsidiary of Victory. Through Victory Bank, Victory provides a variety of banking and financial services to businesses and individuals in Shelby County, Tennessee.

         The authorized capital stock of Victory consists of 1,500,000 shares of Victory $1.00 par value common stock (the "Victory Common Stock"). As of August 31, 1997, there were 817,749 shares of Victory Common Stock issued and outstanding, held by approximately ___ holders of record. As of this same date, there were 8,200 shares of Victory Common Stock held in treasury.


                                    II.  BUSINESS REASONS FOR AND  DESCRIPTION
                                           OF THE PROPOSED TRANSACTIONS

A.       Victory's Reasons for the Mergers.


         (a) The Victory Board's review, based in part on the presentation by Victory's management regarding its due diligence of DGC, of the business, operations, earnings and financial conditions of DGC on both a historical and prospective basis, the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations, data processing and support functions, although the Victory Board did not quantify such anticipated operating efficiencies) that could result from the Merger, the enhanced opportunities for growth that the Merger would make possible and the respective contributions the parties would bring to a combined institution;

         (b) The Victory Board's belief, based upon an analysis of the anticipated financial effects of the Merger, that upon consummation of the Merger, DGC and its banking subsidiary would continue to be well capitalized institutions, the financial

Board of Directors:
Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 4




                  positions of which would be in excess of all applicable regulatory capital requirements;

         (c) The Victory Board's belief that, in light of the reasons discussed above, DGC was the most attractive choice as a long-term affiliation partner of Victory;

         (d) The expectation that the Merger will generally be a tax-free transaction of Victory and its shareholders to the extent such shareholders receive shares of DGC Common Stock;

         (e) The current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in Victory's market area;

         (f) The fact that inquiries of two other financial institutions regarding a potential business combination did not result in a more favorable proposal than the DGC proposal; and

         (g) The recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Tennessee and contiguous states and the effect of such combinations on competitive conditions in Victory's market area.


B.       DGC's Reasons for the Mergers.

         The DGC Board of Directors  believes that by expanding  DGC's  customer base into the state of Tennessee, the Merger should enhance DGC's earnings capacity by enabling it to deliver products and provide services to that enlarged customer base, and by permitting cost savings through consolidation of operations. In addition, the DGC Board of Directors believes that the combination of DGC and Victory will allow DGC and Victory to increase overall efficiency and take advantage of economies of scale in several areas. In evaluating the Merger, the DGC Board of Directors considered a variety of factors, including the respective results of operations, financial condition and prospects of DGC and Victory; the compatibility and complimentary



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Board of Directors:
Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 5




nature of the respective businesses and managerial philosophies of DGC and Victory; and the relative prices paid in recent acquisitions of financial institutions.

C.       Description of the Merger.

         The Merger will be structured and carried out in accordance with the Merger Agreement, the descriptions set forth in the Registration Statement, the laws of the states of Tennessee and Mississippi and the representations of the parties to the transactions. Following is a summary description of this transaction:

                  1. The Exchange. Under the terms of the Merger Agreement, Victory will merge with and into DGC pursuant to the laws of Tennessee and Mississippi. DGC will be the surviving corporation. On the Effective Date, each issued and outstanding share of Victory Common Stock (except shares as to which statutory dissenters' rights are exercised) will automatically be converted into and exchangeable solely for a number of shares of DGC Common Stock based on the Average Market Price of the DGC Common Stock as set forth in the Merger Agreement (the "Exchange Ratio"), subject to adjustment as provided in the Merger Agreement, and with respect to fractional shares, subject to subpart (3) below.

                  2. Dissenters' Rights. Any dissenters to the Merger who meet the statutory requirements are granted the right under Tennessee law to receive the fair cash value of their shares from Victory. Section 8.01(f) of the Merger Agreement provides that DGC and DGNB may terminate the Merger Agreement if dissenters' rights are exercised with respect to more than ten percent (10%) of the Victory Common Stock.

                  3. Fractional Shares. Under Section 1.06(e) of the Merger Agreement, no fractional shares of DGC Common Stock will be issued in the Merger. Any Victory shareholder otherwise entitled to receive a fractional share of DGC Common Stock will be paid a cash amount in lieu of any such fractional share determined by multiplying (i) the closing sale price of a share of DGC Common Stock on the trading day immediately preceding the Effective Date as quoted on the NYSE, by (ii) the fraction of a share of DGC Common Stock to which such holder would otherwise be entitled.

                  4. Effects of the Merger. After the Merger, DGC or First American Corporation ("First American"), which will succeed DGC as a result of a tax-free merger (see



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Board of Directors:
Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 6




"Subsequent Actions" below) will continue both its and Victory's historical business in a substantially unchanged manner.

D.       Subsequent Actions.

                  1. The Bank Merger. As noted in Section 2.01 of the Merger Agreement, Victory Bank and DGNB have entered into a merger agreement providing that on the Effective Date immediately following the consummation of the Merger, Victory Bank shall be merged with and into DGNB (the "Bank Merger") in accordance with applicable state and federal law.

                  2. The First American Merger. We understand that subsequent to the date of the Merger Agreement, DGC was approached by First American, a Tennessee bank holding company unrelated to Victory, regarding the possible combination of First American and DGC. As a result of negotiations between these two entities, a definitive merger agreement was reached and executed by First American and DGC on December 7, 1997. Under the terms of this agreement, DGC will merge with and into First American in a transaction structured to qualify as a tax-free reorganization under Code section 368(a)(1)(A). This merger is expected to close sometime in mid-1998.

                                     III.  DISCUSSION OF APPLICABLE CORPORATE
                                             REORGANIZATION PROVISIONS

         The parties intend that the Merger will satisfy the requirements for nonrecognition (i.e., treatment as a tax-free reorganization) under section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). This Code section describes a statutory merger under which the target corporation (Victory) is merged into the acquiring corporation (DGC) in exchange for acquiring corporation stock distributed to the target's historic shareholders.

         Following are the criteria for nonrecognition in the case of a statutory merger (applied in the context of the proposed Merger):

         1. The requirements for a statutory merger under the applicable provisions of Tennessee and Mississippi law must be satisfied.

Board of Directors:
Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 7




         2.       There must be continuity of shareholder interest ("COSI").
The COSI requirement was established by the courts to ensure that the consideration furnished by the acquiring corporation in a purported reorganization represents a proprietary interest in the affairs of the acquiring corporation and that such consideration represents a substantial part of the value of the stock or properties transferred. See Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Cortland Specialty Co. v. Commissioner,
60 F.2d 937 (2d Cir. 1932), cert. denied 288 U.S. 599 (1933).  The overriding purpose of the COSI requirement is to ensure that reorganization treatment applies only to those corporate readjustments of existing interests which were intended to be covered by the reorganization provisions, as opposed to those transactions that are, in effect, sales.

         The COSI requirement does not require that all shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition; it is not even necessary for a substantial percentage of such shareholders to have such an interest. Rather, the Service announced in Rev. Proc. 77-37, 1977-2 C.B. 568, that it would rule that the COSI requirement is met so long as one or more of the acquired corporation's shareholders retain a sufficient proprietary interest in the continuing corporation. The Service indicated in Rev. Proc. 77-37 that a sufficient proprietary interest is an interest with a value that is at least 50% of the total equity value of the acquired corporation.

         In addition to meeting the COSI requirement immediately after the reorganization, through the evolution of case law and through rulings of the Service, it has become well-settled under current law that COSI is not limited to analyzing merely the proportion of equity consideration to aggregate consideration received for the transferred assets but, instead, has a broader reach which focuses also on who receives such consideration (only stock received by historic shareholders counts) and on what recipients do with the consideration (the historic shareholders have to demonstrate that they harbor, at the time of the transaction, no firm and fixed intention to dispose of their stock in amounts that will violate COSI). See, e.g., McDonalds Restaurants of Ill., Inc. v. Commissioner, 688 F.2d 520 (7th Cir. 1982); Penrod v. Commissioner, 88 T.C. 1415 (1987); Rev. Rul. 66-23, 1966-1 C.B. 67, Rev.
Rul. 78-142, 1978-1 C.B. 111; Rev. Rul. 84-30, 1984-1 C.B. 114; Rev. Rul. 95-69,
1995-42 I.R.B. 4. The courts have generally looked to the intent of the shareholders at the time of the reorganization to dispose of their interests in determining whether the COSI requirement is violated.




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Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 8




         The satisfaction of the COSI standard will depend upon the actions of the shareholders with respect to Victory Common Stock before and after the transaction and their intentions at the time of the Merger. The COSI requirement will only be satisfied if the actual historic shareholders of Victory in fact do receive and retain an amount of DGC Common Stock that is sufficient to satisfy the requirement.1/ In this regard, we note that the consideration for the First American/DGC merger will consist solely of voting common stock of First American. Thus, the Victory shareholders who receive DGC Common Stock in the Merger will soon thereafter exchange their DGC Common Stock for First American stock (unless they dissent to the First
--------
         1/On December 23, 1996, the Service issued proposed regulations which would change the scope of the COSI requirement. See 61 Fed. Reg. 67,512. Prop. Reg. ss.1.368-1(e) provides that COSI is satisfied if the acquiring corporation furnishes consideration that (a) represents a proprietary interest in the affairs of the acquiring corporation, and (b) represents a substantial part of the value of the stock or properties transferred. In determining whether the acquiring corporation has furnished sufficient consideration, all facts and circumstances must be considered. Thus, any prearranged plan by the acquiring corporation or a related party to redeem or acquire the consideration furnished in the reorganization may indicate that the acquiring corporation furnished too much nonqualifying consideration in the reorganization, in which case the COSI requirement would not be met. However, a subsequent sale of the stock received by the target shareholders to a party unrelated to the acquiring corporation will generally not be taken into account in determining whether the COSI requirement has been met, even if the disposition was contemplated at the time of the reorganization. The Service stated that it believes the adoption of this approach will refocus the COSI requirement on ensuring that the acquiring corporation furnishes sufficient qualifying consideration and will also promote simplicity and administrability in applying the COSI requirement.

         The proposed regulation states that the changes to the COSI requirements would apply to transactions occurring after the regulations are published as final in the Federal Register, except that they shall not apply to any transactions occurring pursuant to a written agreement which is (subject to customary conditions) binding on or before the regulations are published as final regulations. Therefore, unless this effective date language is changed, the proposed new COSI regulations would not apply to the Merger because the Merger Agreement is a binding written agreement now in effect and the regulations have not yet been published as final.



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Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 9




American/DGC merger). Based on the representations in the Certificates attached as Exhibit "A" and Exhibit "B" hereto, the COSI requirement should be met with respect to the Merger.

         3. In addition to the requirements under the Code and the COSI requirement which have been generally described above, nonrecognition for the Merger is subject to other nonstatutory rules that have been established through case law and Treasury Regulations. These requirements involve continuity of business enterprise and the existence of a valid business purpose for the transaction. The judicially-developed step transaction doctrine, wherein a series of formally separate steps are considered together as component parts of an overall plan, must also be considered when evaluating whether a transaction, in substance, qualifies as a valid statutory merger under Code section 368(a)(1)(A).


                                                    IV. OPINION

         In reliance upon the foregoing facts and the representations of the parties to the Merger, and based upon our review of such documents and consideration of such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion, we are of the opinion that the federal income tax consequences of the proposed Merger will be as follows:

         1. The Merger will qualify as a statutory merger within the meaning of Code section 368(a)(1)(A). Accordingly, the Merger will constitute a reorganization within the meaning of Code section 368(a)(1)(A). DGC and Victory will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by Victory upon the transfer of all of its assets to DGC in exchange for DGC Common Stock, cash for dissenting shareholders, and the assumption by DGC of all of the liabilities of Victory since the cash, if any, will be distributed to the dissenting shareholders (Code sections 361(a) and (b), and 357(a)).

         3. No gain or loss will be recognized by DGC upon its receipt of the assets of Victory in exchange for DGC Common Stock and the assumption by DGC of the liabilities of Victory and the liabilities to which the transferred assets are subject (Code section 1032(a)).




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Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 10




         4. The basis of the assets of Victory in the hands of DGC will be, in each instance, the same as the basis of such assets in the hands of Victory immediately prior to the Merger (Code section 362(b)).

         5. The holding period of Victory assets in the hands of DGC will include, in each case, the period during which the assets were held by Victory (Code section 1223(2)).

         6. No gain or loss will be recognized by the shareholders of Victory upon their receipt of DGC Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their Victory Common Stock (Code section 354(a)(1)).

         7. The basis of the DGC Common Stock to be received by the Victory shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the Victory Common Stock surrendered in exchange therefor (Code section 358).

         8. The holding period of the DGC Common Stock to be received by the Victory shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the Victory Common Stock surrendered in exchange therefor was held, provided that the Victory Common Stock is held as a capital asset in the hands of the Victory shareholder on the date of the exchange (Code section 1223(1)).

         9. The payment of cash to Victory shareholders in lieu of fractional shares of DGC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by DGC. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions and limitations of section 302 of the Code.

         10. Where a dissenting Victory shareholder receives solely cash in exchange for his or her Victory Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of section 302.

         We have qualified our opinions by reference to the Code, the Treasury Regulations promulgated thereunder, and existing judicial and administrative interpretations thereof. In so



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Deposit Guaranty Corp.
Board of Directors:
Victory Bancshares, Inc.
________________, 1998
Page 11



opining, we have relied upon the foregoing facts and representations and have reviewed such documents and have considered such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion. We have also relied, to some extent, on the oral representations and statements of representatives of the parties with respect to the foregoing factual determinations. While we have not been requested nor have we undertaken to make independent investigations to verify such representations and statements (including those set forth in the exhibits to this opinion), based upon our discussions with representatives of the parties and our review of certain background material, we believe that it is reasonable for us to rely on such representations and statements.

         Our opinion is limited to the specific opinions expressed above, and no other opinions are intended nor should they be inferred. An opinion of counsel has no binding effect upon the Service and no assurances can be given that the conclusions reached in any opinion will not be contested by the Service, or if contested, will be sustained by a court.

         The opinions we have expressed above are based on the facts and representations outlined herein being correct in all material respects as of the dates indicated or at the time of the proposed transactions, as the case may be. In the event that one or more of the facts or representations are incorrect for any such time, our opinion would likely be substantially different than that expressed above. Moreover, by rendering this opinion, we do not obligate ourselves to update our opinion due to subsequent events which may arise after this date. We note that the certificates attached hereto as Exhibits "A" and "B" are an integral part of this opinion letter.

         The opinion expressed herein is for the sole benefit of DGC and Victory, together with their respective shareholders, and is not to be delivered to or relied upon by any other party without our prior written consent (except that we have consented to the use of this opinion in the Form S-4, as amended, as filed with the SEC in connection with the Merger).

                                        Very truly yours,

                                             DRAFT

                                        WATKINS LUDLAM WINTER & STENNIS, P.A.

                                      CERTIFICATE OF DEPOSIT GUARANTY CORP.
                                          RELATING TO SECTION 368 OPINION


         This Certificate has been requested by the law firm of Watkins Ludlam Winter & Stennis, P.A. in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger of Victory Bancshares, Inc. ("Victory") with and into Deposit Guaranty Corp. ("DGC") as such transaction (the "Merger") is described in that certain Agreement and Plan of Merger By and Among DGC, Deposit Guaranty National Bank ("DGNB"), Victory and Victory Bank and Trust Company ("Victory Bank"), dated as of September 24, 1997 (the "Merger Agreement"). Watkins Ludlam Winter & Stennis, P.A. will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated ______________, 1998 (the "WLW&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WLW&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WLW&S Tax Opinion.

The  following  representations  are being  made by DGC in  connection  with the
Merger:

1. DGC has no plan or intention to reacquire any of the DGC Common Stock issued in the Merger.

2. DGC has no plan or intention to sell or otherwise dispose of any of the assets of Victory acquired in the Merger, except for: (a) transfers made in connection with the announced and planned merger with First American Corporation ("First American), (b) dispositions made in the ordinary course of business, or (c) transfers described in section 368(a)(2)(C) of the Code.

3. Following the Merger, DGC or First American will continue the historic business of Victory or use a significant portion of Victory's historic business assets in a business.

4. DGC, Victory and the shareholders of Victory will pay their respective expenses, if any, incurred in connection with the Merger (subject to representation 8 below).

5. There is no intercorporate indebtedness existing between DGC and Victory that was issued, acquired, or which will be settled at a discount.

6.       Neither DGC nor Victory is an investment company as defined in Code section 368(a)(2)(F)(iii) and (iv).

7. The payment of cash in lieu of fractional shares of DGC Common Stock is solely for the purpose of avoiding the expense and inconvenience to DGC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash

                                            Exhibit "A" to Tax Opinion
         consideration that will be paid in the Merger to the Victory shareholders instead of issuing fractional shares of DGC Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Victory shareholders in exchange for their shares of Victory Common Stock. The fractional share interests of each Victory shareholder will be aggregated, and no Victory shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of DGC Common Stock.

8. DGC will pay or assume only those expenses of Victory that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1993-1 C.B. 187.

9. There was no plan or intention on the part of DGC to merge with First American, either: (a) when negotiations regarding the Merger began, or
         (b) when the definitive merger agreement between DGC and Victory was executed, namely, September 24, 1997.

10. The information in the Registration Statement relative to DGC is true and accurate in all material respects as of the date of this Certificate.

         DGC hereby certifies that the officer of DGC executing this Certificate on behalf of DGC has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, ___________, 199___, of this Certificate. By signing below, the named officer also certifies that he is duly authorized and empowered to execute and deliver this Certificate.


                         DEPOSIT GUARANTY CORP.


                         By:____________________________________________
                               Arlen L. McDonald, CFO

               CERTIFICATE OF VICTORY BANCSHARES, INC. AND VICTORY BANK
                   AND TRUST COMPANY RELATING TO SECTION 368 OPINION


         This Certificate has been requested by the law firm of Watkins Ludlam Winter & Stennis, P.A. in connection with the rendering of its opinion as to certain federal income tax consequences relating to (a) the merger of Victory Bancshares, Inc. ("Victory") with and into Deposit Guaranty Corp. (the "Merger"), and (b) the merger of Victory Bank and Trust Company (Victory Bank") with and into Deposit Guaranty National Bank (the "Bank Merger"), as such transactions are described in that certain Agreement and Plan of Merger By and Among Deposit Guaranty Corp. ("DGC"), Deposit Guaranty National Bank ("DGNB"), Victory and Victory Bank dated as of September 24, 1997 (the "Merger
Agreement"). Watkins Ludlam Winter & Stennis, P.A. will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated _____________, 1998 (the "WLW&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WLW&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WLW&S Tax Opinion.

         The following representations are being made by Victory in connection with the Merger:


1. The Exchange Ratio was negotiated through arm's-length bargaining. Accordingly, the fair market value of the DGC Common Stock received in the Merger exchange by each Victory shareholder will be approximately equal to the fair market value of the Victory Common Stock surrendered in the exchange.

2. The management of Victory has no knowledge of a plan or intention by the shareholders of Victory who own one percent (1%) or more of the Victory Common Stock, and to the best of the knowledge of management of Victory, there is no plan or intention on the part of the remaining shareholders of Victory, to sell, exchange, or otherwise dispose of a number of shares of DGC Common Stock received in the Merger (or common stock of First American Corporation received by way of a tax-free reorganization under section 368(a)(1)(A) of the Code) that would reduce the Victory shareholders' ownership of DGC Common Stock (or common stock of First American) to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Victory as of the same date. For purposes of this representation, shares of Victory Common Stock exchanged for cash in lieu of fractional shares of DGC Common Stock, exchanged for cash or other property, or surrendered by dissenters will be treated as outstanding shares of Victory Common Stock on the date of the Merger. Moreover, shares of Victory Common Stock and shares of DGC Common Stock held by Victory

                                            Exhibit "B" to Tax Opinion
         shareholders  and  otherwise  sold,  redeemed,  or disposed of prior or
         subsequent   to  the  Merger   will  be   considered   in  making  this
         representation.

3. The liabilities of Victory assumed by DGC and the liabilities, if any, to which the transferred assets of Victory are subject, were incurred by Victory in the ordinary course of its business.

4. Victory and the shareholders of Victory will pay their own respective expenses, if any, incurred in connection with the Merger.

5. There is no intercorporate indebtedness existing between DGC and Victory that was issued, acquired, or which will be settled at a discount.

6.       Victory is not an investment company as defined in Code section 368(a)
         (2)(F)(iii) and (iv).

7. Victory is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

8. The fair market value of the assets of Victory transferred to DGC will equal or exceed the sum of the liabilities assumed by DGC, plus the amount of the liabilities, if any, to which the transferred assets are subject.

9. None of the compensation received by any shareholder-employee of Victory pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of Victory Common Stock; none of the shares of DGC Common Stock received by any shareholder-employee of Victory pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Victory pursuant to any employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

10. The payment of cash in lieu of fractional shares of DGC Common Stock is solely for the purpose of avoiding the expense and inconvenience to DGC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Victory shareholders instead of issuing fractional shares of DGC Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Victory shareholders in exchange for their shares of Victory Common Stock. The fractional share interests of each Victory shareholder will be aggregated, and no Victory shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of DGC Common Stock.

         The following representations numbered 11 through 18 are being made by Victory Bank in connection with the Bank Merger:

11. Victory Bank will pay its own expenses, if any, incurred in connection with the Bank Merger and will not pay any such expenses of DGNB.

12. There is no intercorporate indebtedness existing between DGNB and Victory Bank that was issued, acquired, or which will be settled at a discount.

13. The fair market value of the assets of Victory Bank transferred to DGNB will equal or exceed the sum of the liabilities assumed by DGNB, plus the amount of liabilities, if any, to which the transferred assets are subject.

14. The liabilities of Victory Bank to be assumed by DGNB and the liabilities to which the transferred assets of Victory Bank are subject were incurred by Victory Bank in the ordinary course of its business.

15.      Victory Bank is not an investment company as defined in Section 368(a)
         (2)(F)(iii) and (iv) of the Code.

16. Victory Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

17. The total adjusted basis of the assets of Victory Bank transferred to DGNB will equal or exceed the sum of the liabilities assumed by DGNB, plus the amount of liabilities, if any, to which the transferred assets are subject.

18. None of the compensation received by any employees of Victory Bank who are also stockholders of Victory ("stockholder-employees") will be separate consideration for, or allocable to, any of their shares of Victory Common Stock; none of the shares of DGC Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arm's length for similar services.

                                                   ************

19. To the best of the knowledge of the management of Victory and Victory Bank, there have been no material changes in the facts and information relative to Victory and Victory Bank as set forth in Victory's Proxy Statement dated ______________, 1997 relating to the Merger.

         Victory and Victory Bank each hereby certify that the officer of the respective corporations who is executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, ____________, 199___, of this Certificate. By signing below, the named officer certifies that he is duly authorized and empowered to execute and deliver this Certificate on behalf of the designated corporation.


                            VICTORY BANCSHARES, INC.


                            By:
                                 Title:



                            VICTORY BANK AND TRUST COMPANY


                            By:
                                 Title: